Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Provides Business Update

Reaffirms Commitment to Strategic Initiatives

Enters Into Definitive Agreements for Sales of Two Non-Core Assets

Announces Decision to Suspend CFO Search Due to Strategic Process

Announces Change to Company’s Board of Directors

NEW YORK, November 16, 2015 New York REIT, Inc. (“NYRT” or the “Company”) today provided a business update and reiterated its commitment to its ongoing strategic review process. As part of the business update, the Company announced the sale of two assets, the suspension of its search for a permanent CFO and a change to the Board of Directors.

Randolph C. Read, Chairman of New York REIT, commented, “The Company continues to make progress on its strategic initiatives as evidenced by the recent addition of two new independent directors. The process we have underway is robust and we are committed to maximizing value for all New York REIT stockholders.”

The Company has entered into definitive agreements for the sales of 1623 Kings Highway in Brooklyn, New York, and 163-30 Cross Bay Boulevard in Queens, New York for $17.0 million and $12.6 million, respectively. These sale amounts represent approximately $852 per square foot for 1623 Kings Highway and approximately $1,290 per square foot for 163-30 Cross Bay Boulevard.

Michael Happel, Chief Executive Officer and President of NYRT, said, “We are pleased to announce the completion of these two purchase and sale agreements in addition to the previously announced closing of 163 Washington Avenue. We continue to receive considerable interest in our remaining two assets that we have for sale outside of Manhattan and are continuing to work with Cushman & Wakefield to pursue these opportunities."

The Company also announced today its decision to suspend its CFO search. Nicholas Radesca will continue in his current capacity as Interim Chief Financial Officer as the Company moves forward with its strategic process.

Mr. Happel commented, “We believe the decision to suspend the CFO search is prudent as we focus our efforts on the strategic initiatives which we think will generate maximum long-term stockholder value.”

The Company also announced that Marc Rowan has resigned from NYRT’s Board of Directors, effective November 13, 2015. Following this change, the Company’s Board of Directors consists of six members, five of which are independent.

“We are sorry to see Marc leave our Board as I have known him personally for many years and value his perspectives,” commented Mr. Read. “Of course, we certainly understand his decision and wish him all the best. We remain focused on realizing long-term stockholder value and Marc’s decision does not alter our commitment to seeing our previously announced strategic initiatives through to completion.”

“With the appointment of two new independent directors and the recent announcement terminating the transaction between AR Capital and Apollo Global Management, I decided it is the appropriate time to step off the Board,” Mr. Rowan said. “I wish the team well as they continue their strategic process.”

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2014, filed with the SEC on May 11, 2015, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@nyrt.com (212) 415-6500	Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449